UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

MAKEMUSIC, INC.

(Exact name of registrant as specified in its charter)

Minnesota

(State of incorporation or organization)

41-1716250

(I.R.S. Employer Identification No.)

7615 Golden Triangle Drive, Suite M

Eden Prairie, Minnesota

(Address of principal executive offices)

55344-3848

(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	NASDAQ Capital Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.   ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.   ☐

Securities Act registration statement file number to which this form relates: (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:	None
(Title of Class)

Item 1.	Description of Registrant’s Securities to be Registered

Reference is hereby made to the Registration Statement on Form 8-A filed with the Securities and Exchange Commission by MakeMusic, Inc. (the “Company”) on February 22, 2012 relating to the Tax Asset Protection Plan dated as of February 21, 2012 (the “Rights Agreement”), by and between the Company and Wells Fargo Bank, N.A. (the “Rights Agent”). Such Registration Statement on Form 8-A is incorporated by reference herein.

On March 12, 2013, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with LaunchEquity Acquisition Partners, LLC Designated Series Education Partners, a designated series of a Delaware series limited liability company (“LEAP”), LEAP Acquisition Corporation, a Minnesota corporation and a wholly-owned subsidiary of LEAP (“Merger Sub”), and LaunchEquity Partners, LLC, the direct or indirect sponsor entity of LEAP and Merger Sub (“LaunchEquity”). A description of the Merger Agreement is available in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 13, 2013.

In connection with and prior to the Company’s execution of the Merger Agreement, the Company and the Rights Agent executed an amendment to the Rights Agreement, effective March 12, 2013 (the “Amendment”), which was approved by the Company’s Board of Directors on March 12, 2013. The Amendment, among other things, renders the Rights Agreement inapplicable to the Merger, the Offer, the Top-Up Option (as such terms are defined in the Merger Agreement), and the transactions contemplated by the Merger Agreement. In addition, the Amendment provides that neither LaunchEquity, LEAP, Merger Sub, nor any of their affiliates or associates will become an “Acquiring Person” or a “Beneficial Owner” (as such terms are defined in the Rights Agreement), as a result of the execution of the Merger Agreement or the transactions contemplated by the Merger Agreement. The Amendment also provides that the Rights Agreement will terminate immediately prior to the effective time of the Merger.

The Amendment was also filed as an exhibit to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 13, 2013.

The foregoing description is qualified in its entirety by reference to the Rights Agreement and the Amendment, which are filed as Exhibits 4.1 and 4.2, and incorporated herein by reference.

Item 2.	Exhibits.

In accordance with Form 8-A, the following exhibits are incorporated by this reference:

Exhibit Number	Description

4.1	Tax Asset Protection Plan, dated as of February 21, 2012, by and between the Company and Wells Fargo Bank, N.A. (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on February 22, 2012).

4.2	Amendment No. 1 to Tax Asset Protection Plan, dated March 12, 2013, by and between the Company and Wells Fargo Bank, N.A. (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on March 13, 2013).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

MAKEMUSIC, INC.

Date: March 13, 2013	By:	/s/ Karen L. VanDerBosch
		Name:	Karen L. VanDerBosch
		Title:	Chief Financial Officer and Chief Operating Officer